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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


                      THE KNOT ACQUIRES WEDDINGPAGES, INC.,
                        STRENGTHENING ITS LOCAL STRATEGY

     Leading Online Wedding Resource Continues Aggressive Online and Offline
                                 Brand Expansion

         NEW YORK, NY (February 2, 2000) - The Knot (NASDAQ: KNOT), the leading online wedding resource, announced today that it has entered into a merger agreement with Weddingpages, Inc., the largest publisher of regional wedding magazines in the nation, for $8.5 million in cash. With this merger, The Knot (www.theknot.com; AOL keyword: weddings) will extend its brand into the local markets and gain additional advertising revenue. While The Knot will continue to publish quarterly regional magazines in over 50 markets, it will leverage its vast audience against a robust online directory of local wedding professionals and an experienced local sales force to aggressively grow online local advertising revenue.

         Last July, The Knot and Weddingpages formed a strategic alliance through which The Knot gained access to the publishing company's comprehensive directory of local wedding professionals already on Weddingpages.com and shared advertising revenues from online sales. By acquiring Weddingpages, The Knot will benefit from a significant and steady stream of local advertising revenues, which is expected to come from several initiatives, including an increased focus on national advertising sales and local market expansion online.

         Consummation of this merger is subject to approval by the shareholders of Weddingpages; The Knot has entered into voting agreements with two major shareholders who, combined, own a majority of the outstanding common stock of Weddingpages. Upon closing, Weddingpages will become a wholly-owned subsidiary of The Knot. The deal is expected to close within 60 days.

         "Our merger with Weddingpages, Inc. will enable us to achieve first-mover advantage in the local wedding market, which accounts for a significant portion of the overall wedding industry," says David Liu, CEO, The Knot. "This deal provides us with a seamless, localized, offline extension of The Knot and reinforces our position as the leading online wedding destination."

         This merger accomplishes two of the Company's strategic objectives: to expand into local markets and to extend its brand awareness into multiple media channels. In addition, this move fits into The Knot's strategy to be everywhere a bride and groom turn for wedding-related information and services.

         "Because most planning and purchasing takes place on a local level, it is crucial for us to service our users in their respective hometowns," says Ben Bilbrough, Director of Local Services, The Knot. "At the same time, we will be providing our newly acquired print
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advertisers with access to our enormous online audience of to-be-weds, which will beneficially impact our local business model."

         With this merger, The Knot becomes the only national wedding website to have a sales force in over 50 U.S. cities and to offer access to local vendors in each of those markets.

         "This merger brings Weddingpages and The Knot - two dominant organizations in their respective industries - together, creating an unstoppable combination," says Brad Poppen, President, Weddingpages, Inc. "We have worked well as partners but as a single entity, we will become an even more effective business on both the local and national level."

ABOUT THE KNOT

         The Knot (www.theknot.com; AOL keyword: knot) is the leading online wedding destination and the premier wedding content provider on America Online and several other of AOL's leading brands. The Knot combines comprehensive content and an active online community with wedding-related commerce. The Company's online sites provide extensive resources to assist to-be-weds in their preparation and planning for a wedding. The Knot also provides certain offline services to the wedding market such as a series of books and a semiannual gown guide.

ABOUT WEDDINGPAGES, INC.

         Weddingpages is the #1 publisher of local wedding publications serving more brides and wedding professionals in major cities than any other. More than 8 million brides and grooms have used the Weddingpages planning resources to walk down the aisle to a perfect wedding. Weddingpages' ability to match the local bride with local wedding professionals has created a unique print and on-line product. To further emphasize local dominance, Weddingpages belongs to many industry associations and attends over 3,000 local and national bridal shows annually. The ultimate goal of Weddingpages is to provide valuable information to the bride while maximizing exposure to the wedding professional.


         This release contains forward-looking statements which involve risks and uncertainties. Our actual results may differ materially from the forward-looking statements made here. Factors which may affect actual results are contained in the Company's filings with the SEC. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

PR Contact:

Jessica Kleiman, PR Manager
The Knot
212-219-8555 x1107
jessica@theknot.com

Kate Larkin
PR 21
212-741-6023
kate_larkin@pr21.com
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IR Contact:

Jennifer Ritter, IR Coordinator
The Knot
212-219-8555 x1128
jritter@theknot.com